Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 7, 2019, BB&T and SunTrust entered into the merger agreement providing for the merger of SunTrust with and into BB&T, with BB&T as the surviving entity in the merger. Subject to the satisfaction or (to the extent permitted by law) waiver of the closing conditions set forth in the merger agreement, SunTrust will merge with and into BB&T. In the merger, BB&T will be the surviving entity and SunTrust will no longer be a separate publicly traded corporation. On July 10, 2019, BB&T received regulatory approval from the North Carolina Office of the Commissioner of Banks for the pending merger-of-equals with SunTrust. Management is continuing to work with regulators on the remaining approvals. On July 30, 2019, BB&T and SunTrust shareholders approved the merger. In addition, BB&T’s shareholders approved Truist Financial Corporation to be the name of the new combined company.

The following unaudited pro forma condensed combined financial statements give effect to the merger and include adjustments for the following:

•	certain reclassifications to conform historical financial statement presentation of SunTrust to BB&T;

•

application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” to reflect estimated merger consideration of approximately $26.7 billion in exchange for 100% of all outstanding shares of SunTrust common stock; and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of BB&T and the related notes included in BB&T’s Annual Report on Form 10-K for the year ended December 31, 2018, and the historical unaudited consolidated financial statements of BB&T and the related notes included in BB&T’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, each of which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of SunTrust and the related notes included in SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2018, and the historical unaudited consolidated financial statements of SunTrust and the related notes included in SunTrust’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, each of which is incorporated by reference herein.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2019 and for the year ended December 31, 2018 combine the historical consolidated statements of income of BB&T and SunTrust, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical consolidated balance sheets of BB&T and SunTrust, giving effect to the merger as if it had been completed on June 30, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing effect on the combined results of BB&T and SunTrust. The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.

The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

BB&T has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the SunTrust assets to be acquired or liabilities to be assumed, other than a preliminary estimate for loans and certain intangible assets. For certain financial assets and liabilities, BB&T has used information from SunTrust’s Quarterly Report on Form 10-Q to estimate preliminary fair values. Accordingly, apart from the aforementioned, certain SunTrust assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values until such time the valuations are completed. A final determination of the fair value of SunTrust’s assets and liabilities will be based on SunTrust’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by BB&T in shares of BB&T common stock upon the completion of the merger will be determined based on the closing price of BB&T common stock on the closing date and the number of issued and outstanding shares of SunTrust common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.

Further, BB&T has not identified all adjustments necessary to conform SunTrust’s accounting policies to BB&T’s accounting policies. Upon completion of the merger, or as more information becomes available, BB&T will perform a more detailed review of SunTrust’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. BB&T estimated the fair value of certain SunTrust assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in SunTrust’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon completion of the merger, a final determination of the fair value of SunTrust’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2019 (Dollars in millions)	Historical BB&T	Historical SunTrust	Pro Forma Adjustments	(Note 3)	Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$2,701	$5,028	$(15)	(a)	$7,714
Investment securities	45,289	32,487	—		77,776
LHFS	1,237	2,229	2	(b)	3,468
Loans and leases	152,586	156,589	(3,800)	(c)	305,375
ALLL	(1,595)	(1,681)	1,681	(d)	(1,595)

Loans and leases, net of ALLL	150,991	154,908	(2,119)		303,780

Goodwill	9,830	6,331	1,950	(e)	18,111
CDI and other intangible assets	712	—	3,550	(f)	4,262
Other assets	20,112	21,305	(116)	(g)	41,301

Total assets	$230,872	$222,288	$3,252		$456,412

Liabilities
Deposits	$159,521	$161,132	$(145)	(h)	$320,508
Short-term borrowings	10,344	9,524	—		19,868
Long-term debt	22,640	20,200	155	(i)	42,995
Accounts payable and other liabilities	6,603	5,570	311	(j)	12,484

Total liabilities	199,108	196,426	321		395,855

Shareholders’ Equity
Total BB&T Equity	31,703	—	28,690	(k)	60,393
Total SunTrust Equity	—	25,759	(25,759)	(k)	—
Noncontrolling interests	61	103	—		164

Total shareholders’ equity	31,764	25,862	2,931	(k)	60,557

Total liabilities and shareholders’ equity	$230,872	$222,288	$3,252		$456,412

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Six Months Ended June 30, 2019 (Dollars in millions, except per share data, shares in thousands)	Historical BB&T	Historical SunTrust	Pro Forma Adjustments	(Note 4)	Pro Forma Condensed Combined
Interest Income
Interest and fees on total loans and leases	$3,725	$3,447	$329	(a)	$7,501
Interest and dividends on securities and other earning assets	654	561	32	(b)	1,247

Total interest income	4,379	4,008	361		8,748

Interest Expense
Interest on deposits	526	519	5	(c)	1,050
Interest on short-term and other borrowings	82	136	—		218
Interest on long-term debt	385	275	(27)	(d)	633

Total interest expense	993	930	(22)		1,901

Net Interest Income	3,386	3,078	383		6,847

Provision for credit losses	327	280	—		607

Net Interest Income After Provision for Credit Losses	3,059	2,798	383		6,240

Noninterest Income
Insurance income	1,076	—	4	(e)	1,080
Service charges on deposits	352	276	—		628
Investment banking and brokerage fees and commissions	242	386	—		628
Other income	884	1,148	(4)	(e)	2,028

Total noninterest income	2,554	1,810	—		4,364

Noninterest Expense
Personnel expense	2,207	1,652	—		3,859
Net occupancy and equipment expense	371	282	—		653
Software expense	143	479	(222)	(b)(f)	400
Amortization of intangibles and other	64	33	313	(g)	410
Other expense	734	682	147	(f)	1,563

Total noninterest expense	3,519	3,128	238		6,885

Earnings
Income before provision for income taxes	2,094	1,480	145		3,719
Provision for income taxes	411	208	26	(h)	645

Net Income	1,683	1,272	119		3,074

Noncontrolling interests	5	4	—		9
Dividends on preferred stock	87	51	—		138

Net income available to common shareholders	$1,591	$1,217	$119		$2,927

Basic EPS	$2.08	$2.74			$2.18
Diluted EPS	2.06	2.72			2.15
Basic weighted average shares outstanding	765,052	443,687		(i)	1,339,952
Diluted weighted average shares outstanding	774,329	446,526		(i)	1,358,369

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2018 (Dollars in millions, except per share data, shares in thousands)	Historical BB&T	Historical SunTrust	Pro Forma Adjustments	(Note 4)	Pro Forma Condensed Combined
Interest Income
Interest and fees on total loans and leases	$6,894	$6,159	$748	(a)	$13,801
Interest and dividends on securities and other earning assets	1,226	1,046	59	(b)	2,331

Total interest income	8,120	7,205	807		16,132

Interest Expense
Interest on deposits	644	711	108	(c)	1,463
Interest on short-term and other borrowings	111	132	—		243
Interest on long-term debt	683	375	(58)	(d)	1,000

Total interest expense	1,438	1,218	50		2,706

Net Interest Income	6,682	5,987	757		13,426

Provision for credit losses	566	208	—		774

Net Interest Income After Provision for Credit Losses	6,116	5,779	757		12,652

Noninterest Income
Insurance income	1,852	—	11	(e)	1,863
Service charges on deposits	712	579	—		1,291
Investment banking and brokerage fees and commissions	477	760	—		1,237
Other income	1,835	1,887	(11)	(e)	3,711

Total noninterest income	4,876	3,226	—		8,102

Noninterest Expense
Personnel expense	4,313	3,308	—		7,621
Net occupancy and equipment expense	758	538	—		1,296
Software expense	272	909	(458)	(b)(f)	723
Amortization of intangibles and other	131	73	681	(g)	885
Other expense	1,458	845	517	(f)	2,820

Total noninterest expense	6,932	5,673	740		13,345

Earnings
Income before provision for income taxes	4,060	3,332	17		7,409
Provision for income taxes	803	548	4	(h)	1,355

Net Income	3,257	2,784	13		6,054

Noncontrolling interests	20	9	—		29
Dividends on preferred stock	174	107	—		281

Net income available to common shareholders	$3,063	$2,668	$13		$5,744

Basic EPS	$3.96	$5.79			$4.26
Diluted EPS	3.91	5.74			4.20
Basic weighted average shares outstanding	772,963	460,922		(i)	1,347,863
Diluted weighted average shares outstanding	783,484	464,961		(i)	1,367,524

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2019 and for the year ended December 31, 2018 combine the historical consolidated statements of income of BB&T and SunTrust, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical consolidated balance sheets of BB&T and SunTrust, giving effect to the merger as if it had been completed on June 30, 2019.

BB&T’s and SunTrust’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 3 and Note 4, certain reclassifications were made to align BB&T’s and SunTrust’s financial statement presentation. BB&T has not identified all adjustments necessary to conform SunTrust’s accounting policies to BB&T’s accounting policies. Upon completion of the merger, or as more information becomes available, BB&T will perform a more detailed review of SunTrust’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with BB&T considered the acquirer of SunTrust. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of SunTrust based upon management’s preliminary estimate of their fair values as of June 30, 2019. BB&T has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the SunTrust assets to be acquired or liabilities assumed, other than a preliminary estimate for loans and certain intangible assets. For certain financial assets and liabilities, BB&T has used information from SunTrust’s Quarterly Report on Form 10-Q to estimate preliminary fair values. Accordingly, apart from the aforementioned, certain SunTrust assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, liabilities assumed and equity reissued will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value. In the second quarter of 2019, BB&T began applying the offsetting provisions for contracts that are covered by legally enforceable master netting agreements. Application of these provisions was not material to BB&T’s consolidated financial statements. As a result, there was no need for an adjustment for SunTrust’s derivative instruments in the unaudited pro forma condensed combined financial statements as of June 30, 2019.

All dollar amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in millions, except per share data. Share amounts are in thousands.

Note 2. Preliminary purchase price allocation

Refer to the table below for the preliminary calculation of estimated merger consideration:

Preliminary calculation of estimated merger consideration (Dollars in millions, except per share data, shares in thousands)	Note	Amount
Share consideration:
Shares of SunTrust common stock	(i)	443,938
Exchange ratio		1.295
BB&T common stock to be issued		574,900
BB&T’s share price on August 20, 2019		$46.05

Preliminary fair value of consideration for outstanding common stock		$26,474
Consideration related to equity awards	(ii)	252

Preliminary fair value of estimated total merger consideration		$26,726

(i)

Under the terms of the merger agreement, holders of SunTrust common stock have the right to receive a fixed exchange ratio of 1.295 shares of BB&T common stock, par value $5.00 per share, for each share of SunTrust common stock. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration is based on the total number of shares of SunTrust common stock issued and outstanding as of July 31, 2019 and the closing price per share of BB&T common stock on August 20, 2019. A 10% change in the closing price per share of BB&T common stock would increase or decrease the estimated fair value of share consideration transferred by approximately $2.7 billion.

(ii)	In connection with the merger, BB&T has agreed to convert certain equity awards held by SunTrust employees into BB&T equity awards.

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of SunTrust based on their preliminary estimated fair values. As mentioned above in Note 1, BB&T has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the SunTrust assets to be acquired or liabilities assumed, other than a preliminary estimate for loans and certain intangible assets. For certain financial assets and liabilities, BB&T has used information from SunTrust’s Quarterly Report on Form 10-Q to estimate preliminary fair values. Accordingly, apart from the aforementioned, certain assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which BB&T believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of SunTrust using SunTrust’s unaudited consolidated balance sheet as of June 30, 2019:

June 30, 2019 (Dollars in millions)	Amount
Preliminary fair value of estimated total merger consideration	$26,726
Assets
Cash and cash equivalents	5,028
Investment securities	32,487
LHFS	2,231
Loans and leases	152,789
CDI and other intangible assets	3,550
Other assets	21,189

Total assets	217,274

Liabilities and Equity
Deposits	(160,987)
Short-term borrowings	(9,524)
Long-term debt	(20,355)
Accounts payable and other liabilities	(5,881)

Total liabilities	(196,747)

Preferred stock	(1,979)
Noncontrolling interest	(103)

Less: Net assets	18,445

Goodwill	$8,281

Note 3. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet:

(a)	Adjustment to cash and cash equivalents of $15 million to reflect cash to be paid net of tax for estimated additional transaction costs by both BB&T and SunTrust as a result of the merger.

(b)	Adjustment to loans held for sale (LHFS) to reflect preliminary estimated fair value of acquired LHFS.

(c)

Adjustment to loans and leases of $3.8 billion to reflect preliminary estimated fair value adjustments to acquired loans of $3.1 billion for credit (approximately 2% of SunTrust loans) and $700 million for current interest rates and other (representing the remaining mark-to -market adjustment). The fair value adjustment is being recognized over a weighted average period of 5.3 years for commercial loans and 16.1 years for retail loans.

(d)	Adjustment to eliminate historical allowance for loan and lease losses (ALLL) of $1.7 billion to reflect acquired loans and leases at fair value.

(e)	Adjustment to goodwill based on the preliminary purchase price allocation as follows:

June 30, 2019 (Dollars in millions)	Note	Amount
Fair value of consideration transferred in excess of the preliminary fair value of net assets acquired	(i)	$8,281
Removal of SunTrust’s historical goodwill		(6,331)

Pro forma net adjustment to goodwill		$1,950

(i)

Goodwill represents the excess of the estimated merger consideration over the preliminary fair value of net assets acquired. Refer to the preliminary estimated merger consideration allocation in Note 2 above for more details.

(f)

Adjustment to core deposit intangible assets (“CDI”) and other intangible assets to reflect the preliminary estimated fair value of acquired intangibles, including CDI, other customer relationships for both banking and non-banking businesses, technology and other, as follows:

June 30, 2019 (Dollars in millions)	Note	Amount
Reclassification of other intangible assets	(i)	$13
Removal of SunTrust’s historical intangible assets		(13)
Fair value of CDI and other intangible assets acquired	(ii)	3,550

Pro forma net adjustment to CDI and other intangibles assets		$3,550

(i)	Reflects the reclassification of SunTrust’s other intangible assets to conform to BB&T’s financial statement presentation.
(ii)	BB&T performed a preliminary fair value assessment of CDI and other intangible assets. The estimated weighted average useful life of the intangible assets is 9.9 years.

(g)	Adjustment to other assets as follows:

June 30, 2019 (Dollars in millions)	Note	Amount
Reclassification of other intangible assets to CDI and other intangible assets	(i)	$(13)
Estimated fair value adjustment for right-of-use assets	(ii)	77
Estimated fair value adjustment for mortgage servicing rights	(iii)	(180)

Pro forma net adjustment to other assets		$(116)

(i)	As mentioned in Note 3(f)(i), reflects the reclassification of SunTrust’s other intangible assets to conform to BB&T’s financial statement presentation.
(ii)	Adjustment to right-of-use assets to reflect the preliminary estimated fair value. The impact to the unaudited pro forma condensed combined statements of income was not material.
(iii)	Adjustment to mortgage servicing rights to reflect the preliminary estimated fair value.

(h)	Adjustment to deposits of $145 million to reflect the preliminary estimated fair value of deposits acquired. The fair value adjustment is being recognized over a weighted average period of 1.2 years.

(i)

Adjustment to long-term debt to reflect the preliminary estimated fair value of acquired long-term debt. The carrying value of short-term borrowings was equal to the fair value. The fair value adjustment is being recognized over a weighted average period of 3.7 years.

(j)

Adjustment to accounts payable and other liabilities of $311 million to reflect a deferred income tax liability resulting from the preliminary fair value adjustments to intangible assets and certain financial assets and financial liabilities. The estimate of the deferred tax liability was determined based on the book and tax basis differences using a blended federal and state statutory rate of 23.80%. This estimate of the deferred income tax liability is preliminary and subject to change based on BB&T’s final determination of the fair values of the net assets acquired by jurisdiction.

(k)	Adjustment to BB&T’s and SunTrust’s shareholders’ equity based on the following:

June 30, 2019 (Dollars in millions)	Note		Amount
Fair value of equity consideration issued to the sellers	(i	)	$26,726
Estimated additional transaction costs	(ii	)	(15)
Fair value of SunTrust preferred stock	(iii	)	1,979

Pro forma adjustment to BB&T shareholders’ equity			28,690
Removal of SunTrust’s historical shareholders’ equity			(25,759)

Pro forma net adjustment to total shareholders’ equity			$2,931

(i)	As mentioned in Note 2, the preliminary estimated value of total merger consideration to be issued pursuant to the merger agreement is $26.7 billion.
(ii)	As mentioned in Note 3(a), reflects cash to be paid net of tax for estimated additional transaction costs to be incurred by both BB&T and SunTrust as a result of the merger.
(iii)	Reflects the preliminary estimated fair value of SunTrust preferred stock converted into BB&T preferred stock.

Note 4. Adjustments to the unaudited pro forma condensed combined statement of income

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statement of income:

(a)

Net adjustment to interest income to record estimated amortization of premiums and accretion of discounts on acquired loans and leases of $335 million for the six months ended June 30, 2019 and $756 million for the year ended December 31, 2018, offset by the elimination of SunTrust amortization on loans and leases of $6 million and $8 million, respectively.

(b)

Adjustment to reflect the reclassification of earnings credits from service charges on Federal Reserve Bank balances included in SunTrust’s outside processing and other expenses from “Software expense” as noted in Note 4(f) to conform with BB&T’s financial statement presentation.

(c)

Net adjustment to interest expense to record estimated amortization of premiums and accretion of discounts on acquired deposits of $12 million for the six months ended June 30, 2019 and $120 million for the year ended December 31, 2018, offset by the elimination of SunTrust amortization on deposits of $7 million and $12 million, respectively.

(d)

Net adjustments to interest expense to record estimated amortization on acquired long-term debt of $23 million for the six months ended June 30, 2019 and $50 million for the year ended December 31, 2018, and eliminate SunTrust amortization on long-term debt of $4 million and $8 million, respectively.

(e)	Adjustment to reflect the reclassification of SunTrust’s insurance income from “Other income” to “Insurance income” to conform to BB&T’s financial statement presentation.

(f)	Adjustment to other expense as follows:

(Dollars in millions)	Note	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Reclassification of outside processing and other expenses	(i)	$254	$517
Removal of transactions costs incurred	(ii)	(107)	—

Pro forma net adjustment to other expense		$147	$517

(i)

Adjustment to reflect the reclassification of SunTrust’s outside processing and other expenses from “Software expense” to “Other expense” and “Interest and dividends on securities and other earning assets” to conform to BB&T’s financial statement presentation.

(ii)	Adjustment to reflect the removal of transaction costs incurred for the six months ended June 30, 2019.

(g)

The newly acquired CDI and other intangible assets have been amortized using the sum of the years digits methodology based on an estimated weighted average useful life of 9.9 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense of SunTrust’s historical intangible assets. BB&T is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact to amortization expense.

(Dollars in millions)	Estimated fair value	Weighted- average useful life	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Amortization expense for intangible assets	$3,550	9.9 years	$314	$683
Less: Historical SunTrust amortization			(1)	(2)

Pro forma net adjustment to amortization of intangibles			$313	$681

Amortization for the next five (5) years:
Remaining period of 2019				$296
2020				536
2021				463
2022				390
2023				317

(h)

To record the income tax impact on the pro forma adjustments utilizing the blended federal and state statutory income tax rate of 23.80% for the six months ended June 30, 2019 and 23.85% for the year ended December 31, 2018. For the six months ended June 30, 2019, a portion of the transaction costs are nondeductible.

(i)

The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of BB&T plus shares issued as part of the merger. The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of BB&T common stock and the share impact as part of the merger. In connection with the merger, BB&T agreed to convert certain equity awards held by SunTrust employees into BB&T equity awards. The difference between historical SunTrust stock compensation expense recognized and expected expense for replacement awards was not material to the unaudited pro forma condensed combined statements of income. The pro forma basic and diluted weighted average shares outstanding are as follows:

Pro forma basic weighted average shares (Shares in thousands)	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Historical BB&T weighted average shares outstanding-basic	765,052	772,963
Shares of BB&T common stock to be issued to holders of SunTrust common stock pursuant to the merger	574,900	574,900

Pro forma weighted average shares-basic	1,339,952	1,347,863

Pro forma diluted weighted average shares (Shares in thousands)	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Historical BB&T weighted average shares outstanding-diluted	774,329	783,484
Shares of BB&T common stock to be issued to holders of SunTrust common stock pursuant to the merger	574,900	574,900
Diluted impact of BB&T’s equity awards to replace SunTrust’s equity awards	9,140	9,140

Pro forma weighted average shares-diluted	1,358,369	1,367,524

Note 5. Estimated merger integration costs and estimated cost savings

BB&T estimates that the combined entity will incur approximately $2.0 billion of one-time pre-tax merger integration costs. BB&T also estimates that the combined entity will achieve annual pre-tax expense savings of $1.6 billion, net of new investments, which are expected to be fully realized by 2022. Merger integration costs and estimated expense savings are not included in the pro forma combined statements of income as these items are not indicative of the historical results of the combined company.

Note 6. Potential divestitures in connection with the merger

BB&T or SunTrust may be required to divest of certain branches or other assets in order to obtain regulatory approval for the transactions contemplated by the merger agreement. Any divestiture package will be subject to approval by the Federal Reserve Board in conjunction with the Department of Justice and has not been finalized. As such, these adjustments are not included in the pro forma combined statements.